News Release
Media Contact: Michael Klozotsky Vice President of Marketing 312.946.2535 Michael.Klozotsky@merge.com	Exhibit 99.1

MERGE REPORTS FOURTH QUARTER FINANCIAL RESULTS AND ANNOUNCES THE ACQUISITION OF DR SYSTEMS, INC.
Delivers GAAP net income and increased adjusted EBITDA by 35% YOY
Annual adjusted EBITDA guidance exceeded

Chicago, IL (February 25, 2015) – Merge Healthcare Incorporated (NASDAQ: MRGE), a leading provider of health information systems for medical imaging, interoperability, and communication, today announced its financial and business results for the fourth quarter of 2014.

“In the fourth quarter of 2014, Merge extended its positive financial momentum experienced throughout the year. Revenue was in line with previously announced guidance and we exceeded our adjusted EBITDA guidance for 2014.  Just as important, we generated GAAP net income of $1.5 million and earnings per share of $0.02 in the fourth quarter,” said Justin Dearborn, chief executive officer of Merge Healthcare. “We made great strides in re-focusing the business following a challenging 2013, and we are confident that with a renewed commitment to Merge’s core strengths we can achieve topline growth in 2015,” Mr. Dearborn continued.

Merge Healthcare also recently acquired DR Systems, a privately held San Diego-based company with a strong reputation for customer satisfaction in medical imaging information systems. The combined entities provide an unprecedented array of highly rated healthcare information technology products.   According to the KLAS Research ratings released on January 29, 2015, the go forward business will rank #1 in cardiovascular information systems, #1 in hemodynamics monitoring and #1 in radiology information systems. “I’m thrilled to add the talents, technologies, and intellectual property that have made the DR Systems brand synonymous with customer satisfaction. Merge and DR Systems share a common heritage of creating and maintaining long-term partnerships with our healthcare customers. This acquisition reflects Merge’s commitment to delivering solutions that enable our healthcare partners to elevate their clinical success, financial results, and the health of their communities. This acquisition also greatly expands our market share, which we believe is extremely important given the provider consolidation that is underway. Further, the acquisition will allow us to deploy our iConnect Network services, including pre-authorization services, to a broader client footprint immediately,” stated Mr. Dearborn.

Murray Reicher, M.D., F.A.C.R., founder, chairman, and chief executive officer of DR Systems, will assume the role of chief medical officer of Merge Healthcare. Dr. Reicher is a board-certified diagnostic radiologist and Fellow of the American College of Radiology, and is recognized for his numerous scientific publications, inventions, and presentations in the fields of neuroradiology, musculoskeletal MRI, and health information technologies.

Dr. Reicher commented, “We are joining Merge based on our joint vision of providing a rapidly advancing, unified system for all medical imaging arenas, including radiology, cardiology, and pathology. Together, we will enable our customers to connect to consumers and healthcare providers in ways that promote service, patient compliance, and improved population health.”

“We’re committed to supporting DR Systems’ clients, and we want them to have confidence that we have the vision, scale, and resources to help them achieve their plans for their organizations’ futures. We are also excited to have Dr. Reicher join Merge and know that he will be a remarkable asset to the company,” added Mr. Dearborn.

Following the acquisition, support for DR Systems’ core platform will remain in place. Current implementations will continue, and Merge plans to support and advance all product lines going forward. Merge will work with all clients to support their short-term and long-term business needs.

The transaction is expected to be accretive to Merge’s non-GAAP adjusted EPS in 2015 and future years. Non-GAAP adjusted net income and EPS are defined later in this press release and exclude share-based compensation expense, transaction costs, acquisition-related amortization and deferred revenue and related cost of sale adjustments.

Merge Healthcare financed the acquisition through a combination of approximately $20 million of cash on hand and $50 million of cash raised from the sale of shares of newly issued convertible preferred stock, at a $4.14 per share common equivalent calculated based on Merge's 30-day volume weighted average common stock price, to a group of investors arranged by Guggenheim Corporate Funding, LLC (“Guggenheim”), the agent under Merge's existing credit facility.   "We believe this investment is a testament to Guggenheim's confidence in the future of Merge Healthcare and the opportunities that will arise from the acquisition of DR Systems." noted Mr. Dearborn.
Financial Summary:

•	Adjusted EBITDA increased by 35% in the fourth quarter of 2014 to $12.1 million (or 23% of GAAP sales), compared to $9.0 million (or 17% of GAAP sales) in the fourth quarter of 2013;
•	Adjusted net income grew by 59% to $5.4 million (or $0.05 per share) in the quarter compared to $3.4 million (or $0.04 per share) in the fourth quarter of last year;
•	GAAP net income in the fourth quarter of 2014 was $1.5 million (or $0.02 per share), compared to a net loss in the fourth quarter of 2013 of $0.3 million (or $0.00 per share);
•	GAAP sales were consistent in the fourth quarter with the prior year at $53.6 million;
•	Cash balance grew by $8.0 million, or 23%, in the quarter to $42.5 million as of December 31, 2014 and by $22.8 million, or 116%, since December 31, 2013; and
•	GAAP net cash provided by operating activities in the quarter grew to $12.6 million, or 34%, from $9.4 million in the fourth quarter of last year.

Business Highlights:

•	Awarded “Best in KLAS” for Merge’s Cardiology PACS for the second year in a row; hemodynamic solution ranked as “Category Leader” for the fourth consecutive year.
•	Signed four significant deals with new customers in the cardiology market in the fourth quarter, and delivered a 38% increase in total cardiology bookings compared to 2013.
•	Delivered significant enterprise enhancements to Merge PACS™ and signed two significant Radiology PACS deals with new customers in the fourth quarter of 2014.
•	Recognized by IHS as global market share leader for VNA solutions and signed six iConnect® Enterprise Archive engagements in the fourth quarter of 2014.
•	Increased the number of live trials on Merge eClinicalOS™ to 396, representing a 129% YOY increase in the number of live trials utilizing this platform, which translates to a 139% increase in revenue on the eCOS platform, while sales from legacy platforms declined by 35%. Further, revenue from eClinical comprised approximately 85% of total Merge DNA net sales in 2014 compared to 60% in the prior year with eCOS platform revenues increasing to 50% of Merge DNA’s revenue in 2014 compared to just over 15% in the prior year. Going forward, we expect all Merge DNA revenue to come from our clinical trials platform, whereas in 2014 and 2013 there was approximately $5 million and $16 million, respectively, from other product lines in the segment.

Quarter Results:

Results compared to the same quarter in the prior year on a GAAP basis are as follows (in millions, except per share data):

	Q4 2014	Q4 2013
Net sales	$53.6	$53.6
Operating income	6.2	3.7
Net income (loss) attributable to common shareholders	1.5	(0.3)
Net income (loss) per diluted share	$0.02	$0.00

Cash balance at period end	$42.5	$19.7

Non-GAAP results and other measures compared to the same quarter in the prior year are as follows (in millions, except percentages and per share data):

	Q4 2014	Q4 2013
Non-GAAP results
Adjusted net income	$5.4	$3.4
Adjusted EBITDA	12.1	9.0
Adjusted net income per diluted share	$0.05	$0.04

Other measures
Subscription, maintenance & EDI revenue as % of net sales	63.6%	64.2%
Days sales outstanding	88	106

A reconciliation of GAAP net income (loss) to adjusted net income and adjusted EBITDA is included after the financial information below.  See “Explanation of Non-GAAP Financial Measures” for definitions of each of these non-GAAP measures and the reason the Company’s management believes that the adjustments made to arrive at the non-GAAP financial measures provide useful information to investors regarding the Company.

Operating Group Results:
Results (in millions) for our operating groups are as follows:

	Three Months Ended December 31, 2014
	Healthcare	DNA	Corporate/ Other	Total
Net sales:
Software and other	$15.0	$4.4		$19.4
Service	6.3	2.0		8.3
Maintenance	25.8	0.1		25.9
Total net sales	47.1	6.5		53.6
Gross Margin	26.6	4.2		30.8
Gross Margin %	56.5%	64.6%		57.5%
Expenses	18.3	3.6		21.9
Segment income	$8.3	$0.6		$8.9
Operating Margin %	18%	9%		17%
Net corporate/other expenses (1)			6.7	6.7
Income before income taxes				2.2
Adj. EBITDA reconciling adjustments	4.0	0.8	5.1	9.9
Adjusted EBITDA	$12.3	$1.4	$(1.6)	$12.1
Adjusted EBITDA %	26.1%	21.5%		22.6%

(1)	Net corporate/other expenses include public company costs, corporate administration costs, acquisition-related expenses and net interest expense.

	Net Sales in the Three Months Ended December 31, 2014
	Healthcare		DNA		Total
Revenue Source	$	%	$	%	$	Total
Maintenance & EDI	$25.8	54.8%	$0.1	1.5%	$25.9	48.3%
Subscription	1.9	4.0%	6.3	97.0%	8.2	15.3%
Non-recurring	19.4	41.2%	0.1	1.5%	19.5	36.4%
Total	$47.1	100.0%	$6.5	100.0%	$53.6	100.0%
	87.9%		12.1%

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles or GAAP. This press release includes certain non-GAAP financial measures to supplement this GAAP information. Non-GAAP measures are not an alternative to GAAP and may be different from and directly comparable with non-GAAP measures used by other companies. A quantitative reconciliation of GAAP net income available to common shareholders to adjusted net income and adjusted EBITDA is included after the financial information included in this press release.

Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to it and investors regarding financial and business trends related to results of operations, because certain charges, costs and expenses reflect events that are not essential to recurring business operations. In addition, management believes these non-GAAP measures provide investors useful information regarding the underlying performance of the post-acquisition business operations when compared to the pre-acquisition results of Merge and any significant acquired company.  Purchase accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments that are provided and discussed herein. Further, management believes that these non-GAAP measures improve its and investors’ ability to compare Merge’s financial performance with other companies in the technology industry. Management also uses financial statements that exclude these charges, costs and expenses for its internal budgets.  While GAAP results are more complete, these supplemental metrics are offered since, with reconciliations to GAAP, they may provide greater insight into our financial results. Management does not intend for the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Additional information regarding the non-GAAP financial measures presented herein is as follows:

•	Subscription revenue is comprised of software, hardware and professional services (including installation, training, etc.) contracted with and payable by the customer over a number of years. Generally, these contracts will include a minimum volume / dollar commitment. As such, the revenue from these transactions is recognized ratably over an extended period of time. These types of arrangements will include monthly payments (including leases), SaaS and transaction-based clinical trial contracts, renewable annual software agreements (with very high renew rate), to specify a few contract methods. We have recently introduced a no minimum, pay per transaction structure for certain products with subscription revenue accounting.
•	Non-recurring revenue represents revenue that we anticipate recognizing in future periods from signed customer contracts as of the end of the period presented. Non-recurring revenue is comprised of perpetual software license sales and includes licenses, hardware and professional services (including installation, training and consultative engineering services).
•	Adjusted net income consists of GAAP net income available to common stockholders, adjusted to exclude (a) acquisition-related costs, (b) debt extinguishment costs, (c) restructuring and other costs, (d) share-based compensation expense, (e) acquisition-related amortization (f) acquisition-related sales adjustments and (g) acquisition-related cost of sales adjustments.

•	Adjusted EBITDA adjusts GAAP net income available to common stockholders for the items considered in adjusted net income as well as (a) remaining depreciation and amortization, (b) net interest expense and (c) income tax expense (benefit).

Management has excluded certain items from non-GAAP adjusted net income because it believes (i) the amount of certain expenses in any specific period may not directly correlate to the underlying performance of business operations and (ii) the adjustment facilitates comparisons of pre-acquisition results to post-acquisition results.  In addition, certain adjustments are described in more detail below:

•	Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with significant acquisitions. Management excludes acquisition-related amortization expense from non-GAAP adjusted net income because it believes such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets.
•	Share-based compensation expense is a non-cash expense arising from the grant of stock awards to employees and is excluded from non-GAAP adjusted net income because management believes such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants to new employees resulting from acquisitions.
•	Acquisition-related sales and costs of sales adjustments reflect the fair value adjustment to deferred revenues acquired in connection with significant acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services-related software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the date the acquisition of a significant company was completed. Management adds back this deferred revenue adjustment, net of related costs, for net income and adjusted EBITDA because it believes the inclusion of this amount directly correlates to the underlying performance of operations and facilitates comparisons of pre-acquisition to post-acquisition results.

Notice of Conference Call
Merge will host a conference call at 8:30 AM ET on Thursday, February 26, 2015. The call will address fourth quarter results and will provide a business update on the company’s market outlook and strategies for 2015.

Participants may preregister for this teleconference at http://emsp.intellor.com?p=418948&do=register&t=8.
Upon registration, a confirmation page will display dial-in numbers and a unique PIN, and the participant will also receive an email confirmation with this information.

A replay via the Internet or phone will be available after the call at http://www.merge.com/Company/Investors/Conference-Call-Info.aspx.

About Merge
Merge is a leading provider of innovative enterprise imaging, interoperability and clinical systems that seek to advance healthcare. Merge’s enterprise and cloud-based technologies for image intensive specialties provide access to any image, anywhere, any time. Merge also provides clinical trials software with end-to-end study support in a single platform and other intelligent health data and analytics solutions. With solutions that have been used by providers for more than 25 years, Merge is helping to reduce costs, improve efficiencies and enhance the quality of healthcare worldwide. For more information, visit merge.com and follow us @MergeHealthcare.

Cautionary Notice Regarding Forward-Looking Statements
The matters discussed in this press release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. The potential risks and uncertainties include those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our most recent Quarterly Report on for 10-Q for the quarter ended September 30, 2014, which are on file with the SEC and are available on our investor relations website at merge.com and on the SEC website at www.sec.gov. Except as expressly required by the federal securities laws, Merge undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
Current assets:
Cash (including restricted cash)	$42,531	$19,729
Accounts receivable, net	51,300	61,895
Inventory	5,686	5,851
Prepaid expenses	3,690	4,803
Deferred income taxes	1,131	1,915
Other current assets	11,110	12,506
Total current assets	115,448	106,699

Property and equipment, net	4,079	4,739
Purchased and developed software, net	14,585	15,906
Other intangible assets, net	17,956	26,200
Goodwill	214,374	214,374
Deferred income taxes	5,396	6,979
Other assets	2,499	7,184
Total assets	$374,337	$382,081

Current liabilities:
Accounts payable	$21,072	$22,072
Current maturities of long-term debt	11,750	2,490
Accrued wages	11,169	5,559
Restructuring accrual	-	1,301
Other current liabilities	4,996	8,205
Deferred revenue	53,184	55,183
Total current liabilities	102,171	94,810

Long-term debt, less current maturities, net of unamortized discount	213,676	233,942
Deferred income taxes	4,025	4,065
Deferred revenue	1,091	378
Income taxes payable	1,109	1,399
Other liabilities	1,664	2,227
Total liabilities	323,736	336,821
Total Merge shareholders' equity	50,115	44,813
Noncontrolling interest	486	447
Total shareholders' equity	50,601	45,260
Total liabilities and shareholders' equity	$374,337	$382,081

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales
Software and other	$19,441	$17,768	$71,084	$78,575
Professional services	8,299	9,708	38,033	43,830
Maintenance and EDI	25,865	26,119	103,187	109,262
Total net sales	53,605	53,595	212,304	231,667
Cost of sales
Software and other	8,183	8,706	30,433	41,813
Professional services	6,189	5,939	25,092	25,114
Maintenance and EDl	6,776	6,661	27,744	28,989
Depreciation and amortization	1,708	1,555	7,475	6,980
Total cost of sales	22,856	22,861	90,744	102,896
Gross margin	30,749	30,734	121,560	128,771
Operating costs and expenses:
Sales and marketing	8,135	7,603	31,991	36,585
Product research and development	6,971	7,400	28,434	32,388
General and administrative	7,098	9,122	27,144	34,689
Acquisition-related expenses	205	306	232	906
Restructuring and other expenses	-	-	-	3,856
Depreciation and amortization	2,142	2,641	10,131	10,540
Total operating costs and expenses	24,551	27,072	97,932	118,964
Operating income	6,198	3,662	23,628	9,807
Loss on debt extinguishment	-	-	(4,821)	(23,822)
Other expense, net	(3,963)	(4,287)	(16,918)	(22,079)
Income (loss) before income taxes	2,235	(625)	1,889	(36,094)
Income tax expense (benefit)	755	(360)	2,297	2,889
Net income (loss)	1,480	(265)	(408)	(38,983)
Less: noncontrolling interest's share	5	25	39	(3)
Net income (loss) available to common shareholders	$1,475	$(290)	$(447)	$(38,980)

Net income (loss) per share - basic	$0.02	$(0.00)	$(0.00)	$(0.42)
Weighted average number of common shares outstanding - basic	96,058,569	94,394,867	95,439,676	93,727,394

Net income (loss) per share - diluted	$0.02	$(0.00)	$(0.00)	$(0.42)
Weighted average number of common shares outstanding -diluted	97,866,141	94,394,867	95,439,676	93,727,394

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(408)	$(38,983)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,606	17,520
Share-based compensation	5,169	4,839
Amortization of term loan and note payable issuance costs & discount	1,129	1,649
Loss on extinguishment of debt	4,821	23,822
Provision for doubtful accounts receivable and allowances, net of recoveries	200	693
Deferred income taxes	2,113	2,301
Realized and unrealized loss on equity security	-	745
Loss on acquisition settlement	-	1,345
Stock issued for lawsuit settlement	-	885
Gain on lawsuit settlement	-	(2,500)
Net change in assets and liabilities (net of effects of acquisitions)	11,957	8,965
Net cash provided by operating activities	42,587	21,281
Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(1,844)	(2,239)
Purchased technology and capitalized software development	(4,242)	(535)
Proceeds from sale of equity investment	-	1,785
Change in restricted cash	183	422
Net cash used in investing activities	(5,903)	(567)
Cash flows from financing activities:
Proceeds from debt issuance	231,251	252,450
Retirement of debt	(230,133)	(252,000)
Penalty for early extinguishment of debt	-	(16,863)
Note issuance costs paid	(250)	(4,588)
Principal payments on notes	(14,467)	(16,286)
Principal payments on capital leases	(680)	(535)
Proceeds from exercise of stock options and employee stock purchase plan	1,217	1,489
Repurchase and retirement of common stock	(541)	-
Net cash used in financing activities	(13,603)	(36,333)
Effect of exchange rate changes on cash	(96)	(106)
Net increase (decrease) in cash and cash equivalents	22,985	(15,725)
Cash and cash equivalents, beginning of period (net of restricted cash)	19,337	35,062
Cash and cash equivalents, end of period (net of restricted cash)	$42,322	$19,337

(1)	Restricted cash of $392 and $813 as of December 31, 2013 and 2012, respectively.
(2)	Restricted cash of $209 and $392 as of December 31, 2014 and 2013, respectively.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS TO NON-GAAP ADJUSTED EBITDA
(in thousands, except for share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss) available to common shareholders of Merge	$1,475	$(290)	$(447)	$(38,980)
Acquisition-related costs	205	306	232	906
Debt extinguishment costs			4,821	23,822
Restructuring and other	-	-	-	3,856
Share-based compensation expense	1,348	647	5,169	4,645
Amortization of significant acquisition intangibles	2,247	2,506	8,989	10,026
Acquisition-related sales adjustments	110	277	719	1,432
Acquisition-related cost of sales adjustments	(14)	(61)	(133)	(215)
Adjusted net income	5,371	3,385	19,350	5,492
Depreciation and amortization	1,603	1,690	8,617	7,494
Net interested expense	4,391	4,291	17,181	21,248
Income tax expense (benefit)	755	(360)	2,297	2,889
Adjusted EBITDA	$12,120	$9,006	$47,445	$37,123

Adjusted net income per share - diluted	$0.05	$0.04	$0.20	$0.06
Adjusted EBITDA per share - diluted	$0.12	$0.09	$0.49	$0.39

Fully diluted shares (if net income)	97,866,141	95,643,567	96,840,546	95,463,373